UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

MYRIAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Chipeta Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e): On February 1, 2010, Myriad Pharmaceuticals, Inc. (“MPI”) entered into Executive Severance and Change in Control Agreements (the “Severance and Change in Control Agreements”) with each of its executive officers identified below, which includes all of MPI’s named executive officers:

Name	Position
Adrian N. Hobden, Ph.D.	President and Chief Executive Officer
Wayne Laslie	Chief Operating Officer
Robert Lollini	Chief Financial Officer
Edward Swabb, M.D., Ph.D.	Senior Vice President, Drug Development, and Chief Medical Officer
Barbara Berry	Senior Vice President, Human Resources
Andrew Gibbs, J.D.	Vice President, Legal

Benefits Following a Termination in Connection with a Change in Control

Under the terms of the Severance and Change in Control Agreements, if a Change in Control (as defined in the Severance and Change in Control Agreement) occurs and within 12 months of the Change in Control the employment of the executive officer is terminated by MPI (other than for Cause, Disability or death) or by the executive officer for Good Reason (as such capitalized terms are defined in the Severance and Change in Control Agreements), then the executive officer shall be entitled to the following:

•

payment in a lump sum amount of the executive officer’s base salary through the date of termination, a pro rata portion of the executive officer’s then current fiscal year target bonus amount, and any accrued vacation pay to the extent not previously paid (collectively, the “Accrued Obligations”);

•

payment in a lump sum amount equal to, in the case of Dr. Hobden, two times his then current annual base salary, and for the other executive officers, one times his or her then current annual base salary;

•

payment in a lump sum amount equal to, in the case of Dr. Hobden, two times his then current fiscal year target bonus amount, and for the other executive officers, one times his or her then current fiscal year target bonus amount; and

•	continuation of health benefits for, in the case of Dr. Hobden, up to 24 months, and for the other executive officers, up to 12 months.

Benefits Following a Termination Not in Connection with a Change in Control

If the executive officer’s employment is terminated by MPI (other than for Cause, Disability or death) or by the executive officer for Good Reason, then the executive officer shall be entitled to the following:

•	payment in a lump sum of the Accrued Obligations;

•

payment in a lump sum amount equal to, in the case of Dr. Hobden, one times his then current annual base salary, and for the other executive officers, six months of his or her then current annual base salary;

•

payment in a lump sum amount equal to, in the case of Dr. Hobden, one times his then current fiscal year target bonus amount, and for the other executive officers, 50% of his or her then current fiscal year target bonus amount; and

•	continuation of health benefits for, in the case of Dr. Hobden, up to 12 months, and for the other executive officers, up to 6 months.

Receipt of the above severance payments is conditioned on the executive officer executing and delivering a written general release of claims against MPI and its affiliates within 30 days of termination, and which includes the executive officer’s reaffirmation of his or her continuing obligations under the assignment of inventions, non-disclosure, non-competition and non-solicitation provisions contained in his or her employment agreement with MPI.

In addition, if an executive officer terminates his or her employment without Good Reason or upon death or Disability, in addition to his or her base salary, the executive officer shall receive in a lump sum a pro rata portion of the executive officer’s then current fiscal year target bonus amount.

The Severance and Change in Control Agreements have a term (the “Term”) that continues in effect until December 31, 2015 and thereafter for one year terms unless MPI provides notice of non-renewal at least 90 days prior to the end of the expiration of the term then in effect. The rights and obligations under each Severance and Change in Control Agreement will expire on the earlier of (i) the expiration of the Term, (ii) the date that is 12 months after a Change in Control, if the executive is still employed by MPI as of such later date, or (iii) the fulfillment by MPI of all of its obligations under the Severance and Change in Control Agreement.

The foregoing descriptions of the Severance and Change in Control Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreement with Dr. Hobden, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and the form of agreement entered into with the other executive officers, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Executive Severance and Change in Control Agreement by and between Myriad Pharmaceuticals, Inc. and Adrian N. Hobden, dated February 1, 2010.

10.2	Form of Executive Severance and Change in Control Agreement entered into between Myriad Pharmaceuticals, Inc. and the Executive Officers of Myriad Pharmaceuticals, Inc. listed on Schedule I attached thereto, on February 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.

Dated: February 4, 2010	/s/ Adrian N. Hobden
Adrian N. Hobden, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance and Change in Control Agreement by and between Myriad Pharmaceuticals, Inc. and Adrian N. Hobden, dated February 1, 2010.

10.2	Form of Executive Severance and Change in Control Agreement entered into between Myriad Pharmaceuticals, Inc. and the Executive Officers of Myriad Pharmaceuticals, Inc. listed on Schedule I attached thereto, on February 1, 2010.

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